ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "**Agreement**") dated March 16, 2012, by and between DISABILITY ACCESS CONSULTANTS, LLC, a California limited liability company (the "**Purchaser**") and DISABILITY ACCESS CONSULTANTS, INC., a Nevada corporation (the "**Seller**"). The Purchaser and the Seller are sometimes referred to herein individually as "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, the Seller, a wholly-owned subsidiary of Disability Access Corporation, a Nevada corporation ("DBYC") is a specialty contractor which provides consulting work in the field of Americans with Disabilities Act compliance for various end users including but not limited to private businesses, public corporations, and state and municipal governments (the "**Business**"); and

WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase, substantially all of the assets of the Seller, subject to certain disclosed mutually-agreed liabilities, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

ARTICLE I
SALE OF ASSETS

Section 1.1. Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells, transfers, conveys, assigns and delivers to the Purchaser, and the Purchaser hereby purchases, except as set forth in Section 1.2, all of the Seller's right, title and interest in, to and under the following assets, properties and rights of the Seller and used by the Seller in connection with the Business (collectively, the "**Assets**"), as is and where is free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "**Liens**"):

(i) Balance Sheet Assets. All of the assets, properties and rights of the Seller reflected on the Balance Sheet referred to in Section 3.2 (except as specifically set forth in Section 1.2 below);

(ii) Accounts Receivable. All trade accounts receivable arising out of sales occurring in the conduct of the Business, including any rights of the Seller with respect to any third party collection procedures or any other actions or proceedings which have been

commenced in connection therewith, together with the proceeds in respect of any such accounts receivable, ("**Accounts Receivable**");

(iii) Inventory. All inventories of work-in-process, active job orders, office and other supplies, and other accessories related thereto, which are used or held for use by the Seller in the conduct of the Business, together with all rights of the Seller against suppliers of such inventories (the "**Inventory**");

(iv) Tangible Personal Property and Fixed Assets. All furniture, fixtures, equipment, machinery, leasehold improvements and other tangible personal property (other than Inventory) used or held for use in the conduct of the Business (the "**Tangible Personal Property**");

(v) Personal Property Leases. (A) The leases or subleases of Tangible Personal Property, as to which the Seller is the lessor or sublessor and (B) the leases of Tangible Personal Property, as to which the Seller is the lessee or sublessee, together with any options to purchase the underlying property;

(vi) Customer List and Business Contracts. The Seller's current and prospective customer lists ("prospective customers" shall mean prospective customers to whom the Seller has delivered a written proposal to enter into a business arrangement), all of the Seller's existing contracts and agreements with customers and the right to service such customers, and the Seller's rights under its open purchase orders and other contracts and agreements (the "Business Contracts");

(vii) Intangible Personal Property. All Intellectual Property, used or held for use by the Seller in the conduct of the Business (including the Seller's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the tradenames, miscellaneous designs and domain names of "Disability Access Consultants", "Disability Access Consultants, Inc.", "DACTrak", any variations of the foregoing and the URL addresses with respect thereto, all software pertaining to the related web sites (inclusive of the source code and object code with respect thereto) and the Seller's rights under those commitments, leases, contracts and agreements assumed by the Purchaser pursuant to Section 1.3 below (the "Intangible Personal Property");

(viii) Real Estate Rights. All real property interests including owned real estate, leased real estate and any interests in real estate of any description (including but not limited to easements and other rights to utilize real estate);

(ix) Security Deposits. All security deposits deposited by or on behalf of the Seller;

(x) Goodwill. The goodwill of the Business; and

Section 1.2. **Excluded Assets**. Anything in Section 1.1 to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to the Purchaser hereunder, (a) any rights of the Seller under this Agreement; (b)

accounting records including books and tax information, (c) all rights and interest past and current in insurance policies, (d) all inter and intra company receivables by, between and amongst Disability Access Consultants, Inc. and Disability Access Corporation, (e) any and all government licenses and (f) any assets specifically detailed on Schedule 1.2 and encompassing by reference in Schedule 1.2 the Memo of Understanding previously signed by and between the parties and or their affiliates to this Agreement.

ARTICLE II
CONSIDERATION AND CLOSING

Section 2.1. Purchase Price. The total purchase price for the Assets is $1,750,000 plus a contingent $250,000 seller shareholder opportunity payment (the "Consideration"). The Consideration shall be paid as follows:

(i) At the Closing, Barbara Thorpe shall relinquish all right, title and interest in the 1,000,000 Preferred Shares of DBYC held in her name;

(ii) Buyer shall pay the amount of $350,000 cash upon the following payment schedule: $150,000 due and payable upon Closing; $50,000 due and payable on or before April 15, 2012; $50,000 due and payable on or before May 15, 2012; $50,000 due and payable on or before June 15, 2012; and $50,000 due and payable on or before July 15, 2012. Payments are to be made via wire transfer. Any payments with a due date that should fall on a Saturday, Sunday or recognized federal holiday shall be due and payable on the first business day following said due date. Payments not made in accordance with this section will carry a 5% late penalty fee, and if the payment (together with the late penalty) is not subsequently made within ten (10) business days then the failure to make payment will be deemed a material breach;

(iii) Purchaser will provide at Closing a promissory note in the amount of $400,000 at an interest rate of 10% for three (3) years, with equal monthly interest payments. The principal of the note shall be due and payable on March 16, 2015. Interest shall begin to accrue on March 16, 2012 with the first monthly payment due on April 16, 2012 in the amount of $3,333.33 and paid monthly for a period of 36 months thereafter. Purchaser can prepay the note with no penalty if the note is paid prior to March 16, 2015.No partial payment allows. The note is assignable by the holder without permission from the purchaser. Payments are to be made via wire transfer. Any payments with a due date that should fall on a Saturday, Sunday or recognized federal holiday shall be due and payable on the first business day following said due date. Payments not made in accordance with this section will carry a 5% late penalty fee, and if the payment (together with the late penalty) is not subsequently made within ten (10) business days then the failure to make payment will be deemed a material breach;

(iv) The Seller Shareholder Opportunity Payment provides for a payment(s) in an amount not in excess of $250,000 based upon the following: within 90 days after the filing of Purchaser's Federal Tax Return, a payment equal to ten percent (10%) of the reportable gross revenue in excess of $1,750,000 earned by the Purchaser shall be paid to the Seller. This shall be done for five (5) consecutive years following the sale until Seller shall receive a sum not in excess of $250,000. In the event over the five year period the Purchaser earns less than $11,250,000 in gross revenues, the Seller shall receive such lesser amount.

Section 2.2. **Closing**. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place on or before March 16, 2012 or such other date as the Purchaser and Seller may mutually agree (the "**Closing Date**").

Section 2.3. **Further Assurance; Post Closing Cooperation**. All transactions at the Closing shall be deemed to have taken place simultaneously. At the Closing, the Seller shall deliver to the Purchaser one or more written instruments and/or documentary evidence evidencing the ownership of the Assets to Purchaser's satisfaction, and Purchaser shall deliver to Seller documentary evidence to Seller's satisfaction to the effect that Purchaser has assumed all of the Assumed Liabilities. At the same time, the Seller shall deliver an acceptable Bill of Sale evidencing the transfer of the Assets to Purchaser. The Seller will, from time to time, at the request of the Purchaser, whether at or after the Closing Date, execute and deliver such other and further instruments of conveyance, assignment, transfer and consent as the Purchaser or its counsel may reasonably require for the most effectual conveyance and transfer of the Assets to the Purchaser, and the Seller will assist the Purchaser, including taking all necessary action in the collections and reduction to possession of the Assets and the Business at the Purchaser's expense. In addition, in the event Seller receives any checks or drafts payable to the order of the Seller relating to the accounts receivable purchased by the Purchaser hereunder or for services to be rendered by the Purchaser subsequent to the Closing Date, Seller shall promptly forward such checks or drafts directly to Purchaser and, in the event Seller receives any checks or drafts payable to Seller for accounts receivable purchased by the Purchaser hereunder or for services to be rendered by Purchaser subsequent to the Closing Date, Seller shall, promptly after deposit, forward such proceeds to Purchaser, it being understood that in all such instances, such funds shall be held by Seller as constructive trustee of Purchaser. Following the Closing, each Party will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (a) the preparation of tax returns, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Governmental or Regulatory Authority, (d) the determination or enforcement of the rights and obligations of any Indemnified Party (as defined in Section 8.2) or (e) in connection with any actual or threatened action or proceeding.

Section 2.4. **Third-Party Consents**. Anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to the Purchaser of any of the agreements, contracts or commitments of the Seller (sometimes collectively referred to as a "**contract**" or the "**contracts**"), or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in the Purchaser receiving all of the rights of the Seller thereunder, such contract shall be deemed not to have been assigned by the Seller to the Purchaser. In those circumstances, if requested by the Purchaser, after the Closing, the Seller will use its reasonable commercial efforts to obtain any such consent. If such consent is not obtained and is required to effectively assign a contract to the Purchaser, the Seller will cooperate with the Purchaser in any reasonable arrangement to provide the Purchaser with the full claims, rights and benefits under any such contract, including enforcement at the cost and for the benefit of the Purchaser of any and all rights of the Seller, as the case may be, against a third party thereto arising out of the

breach or cancellation by such third party or otherwise, and any amount received by the Seller in respect thereof shall be held for and paid over to the Purchaser. However, under no event or circumstances will there be an adjustment to the purchase price for any agreement to which the relevant third party participant objects to the transfer or assignment thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants and agrees to and with the Purchaser, as follows:

Section 3.1 **Execution and Validity of Agreement; Existence and Good Standing**. The Seller has the full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all required action on behalf of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Seller is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada with the full power and authority to own its property and to carry on its business in the places where such properties are now owned or operated or such business is now being conducted. **Schedule 3.1** sets forth each jurisdiction in which the Seller is conducting business.

Section 3.2 **Financial Statements.**

3.2.1. **Financial Statements**. **Schedule 3.2.1** sets forth the audited balance sheets of the Seller as at December 31, 2010 and an unaudited, but reviewed balance sheet as of September 30, 2011 and unaudited and unreviewed balance sheet as of December 31, 2011 (the December 31, 2010 balance sheet, September 30, 2010 balance sheet and December 31, 2011 balance sheet are herein referred to as the "**Balance Sheets**" and the dates of the Balance Sheets are herein referred to as the "**Balance Sheet Dates**") and the related audited statements of income and cash flow for the years and periods then ended. Such financial statements have been prepared on an accrual basis consistently applied throughout the periods indicated except as set forth on **Schedule 3.2.1**. Each balance sheet fairly presents the financial condition of the Seller at the respective date thereof and reflects all claims against and all debts and liabilities of the Seller, fixed or contingent, as at the date thereof, required to be shown thereon on an accrual basis consistently applied, and the related statement of income accurately present the results of operations of the Seller for the respective periods indicated. The Seller has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are not appropriately reflected or reserved against in the Balance Sheet, or described in **Schedule 3.2.1** below and there are no bases for the assertion against the Seller of any liability or obligation which might be materially adverse.

Section 3.3 **Books and Records**. Except as set forth on **Schedule 3.3**, all of Seller's records, systems, controls, data or information are under the exclusive ownership and possession of the Seller.

Section 3.4 **Title to Properties; Encumbrances**. The Seller has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by the Seller (real and personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheets, and (b) all the properties and assets purchased or otherwise contracted for by the Seller since the Balance Sheet Dates (except for properties and assets reflected in the Balance Sheets or acquired since the Balance Sheet Dates that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens. The Assets constitute all of the property and assets which the Seller presently utilizes to conduct the Business. The Seller has the right to convey, and the execution and delivery of this Agreement and the Schedules hereto will convey to the Purchaser, and the Purchaser is hereby being vested with good and marketable title in and to the Assets, free and clear of all Liens.

Section 3.5 **Real Property.**

3.5.1. Owned Real Property. The Seller does not own any real property.

3.5.2. Other Interests in Real Property. Schedule 3.5.2 is a true and accurate description of any other interests in real property (including but not limited to leases, easements or rights to utilize real property of any description) or any option or right to acquire such interests in real property held by the Seller ("Real Estate Rights"). Seller has delivered to Purchaser true and accurate copies of any such Real Estate Rights, including but not limited to any leases, easements or rights to utilize real property. With respect to any such Real Estate Rights, Seller's right is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due to date on each such lease have been paid; and the Seller has been in peaceable possession since the commencement of the original term thereof and no waiver, indulgence or postponement of the Seller's rights there under have been granted to the Seller. There exists no default or event of default by the Seller or to the best knowledge, information and belief of the Seller, by any other party to such right; and there exists no occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Seller under any such right, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such right. The Seller holds all such Real Estate Rights free and clear of all Liens except as set forth in **Schedule 3.5.2**. All such Real Estate Rights are in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used, and to the best knowledge, information and belief of the Seller, there are no material repair or restoration works likely to be required in connection with the use thereof.

Section 3.6. **Contracts**. As referenced in the Memo of Understanding and exhibited in Schedule 1.2 contracts related to the continued operation of the business shall convey as is and where is and are in good standing.

Section 3.7. **Non-Contravention.** The execution, delivery and performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by the Seller of any statute, law, rule, regulation or ordinance (collectively "**Laws**"), or any judgment, decree, order, with, permit or license (collectively "**Orders**") of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, county, city or other political subdivision (a "**Governmental or Regulatory Authority**") applicable to the Seller or any of its assets or properties.

Section 3.8. **Approvals and Consents**. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Seller is a party or by which its assets or properties are bound for the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 3.9 **Litigation**. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Seller, any investigation by) any Governmental or Regulatory Authority, pending or, to the best knowledge, information and belief of the Seller, threatened, against the Seller with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Seller or its properties or rights; and to the best knowledge, information and belief of the Seller, no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.

Section 3.10 **Liabilities**. Except as set forth in either the Balance Sheet, Seller does not have any outstanding claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.10, "**Liabilities**") whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (a) Liabilities specifically disclosed in any Schedule hereto; (b) Liabilities under contracts, purchase orders and other agreements, arrangements and commitments of the type required to be disclosed by the Seller on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (c) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date not involving borrowings by the Seller. The Seller is not in default in respect of the terms or conditions of any borrowings.

Section 3.11. **Intellectual Properties**. The Seller by ownership or license has all right, title and interest in, or has the requisite permission and authority to use, all Intellectual Property used in the conduct of the Business. No claim of infringement or misappropriation of Intellectual Property is pending or, to the best knowledge, information and belief of the Seller, threatened against the Seller and, to the best knowledge, information and belief of the Seller, the Seller is infringing or misappropriating any Intellectual Property of any Person. The Seller has not granted any license, franchise or permit in effect on the date hereof to any Person to use any Intellectual Property owned by it. The term "**Intellectual Property**" means patents and patent rights, trademarks and trademark rights, tradenames and tradename rights, service marks and

service mark rights, service names and service name rights, copyright and copyright rights, trade secrets and trade secret rights, rights of privacy and publicity, and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

Section 3.12. Compliance with Laws; Licenses and Permits.

(i) Compliance. The Seller is, and the Business has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders) where the failure to so comply would not reasonably be expected to have a "**Material Adverse Effect**" (which shall mean any material and adverse effect on the financial condition, results of operations, assets, properties or business of the Seller or the Purchaser, as applicable, resulting in individual payments or payments in the aggregate in excess of $5,000). The Seller has not been charged with, or, to the best information, knowledge and belief of the Seller threatened with or under any investigation with respect to, any charge concerning any violation of any such Laws or Orders. For purposes of this Agreement, "**Material Adverse Effect**"

(ii) Licenses. The Seller have all Licenses required by any Governmental or Regulatory Authority for the operation of the Business and the use of their Assets as presently operated or used, except where the failure to have such Licenses would not reasonably be expected to have a Material Adverse Effect. All of the Licenses are in full force and effect and no action or claim is pending, nor to the best knowledge, information and belief of the Seller is threatened, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

Section 3.13. Customer Relations. As of the Closing Date, the Seller has not received any notice and has no knowledge that any customer intends to cancel or otherwise modify its relationship with the Seller on account of the acquisition of the Assets by the Purchaser or otherwise.

Section 3.14. Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all work-in-process, Accounts Receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Seller as being due to the Seller and accurately reflected on the Balance Sheet, as the case may be, have arisen in bona fide arm's-length transactions, are valid and binding obligations of the account debtors, represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are expected to be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefore reflected on the Balance Sheet, as the case may be) in the ordinary course of business. **Schedule 3.15 to the best of Seller's knowledge** is a true, correct and complete listing, the dollar amounts thereof and aging by customer of the Accounts Receivable arising out of the Business of the Seller as of March 16 2012, determined in accordance with the Seller's accounting practices.

Section 3.15. Employment Relations. (a) The Seller is not engaged in any unfair labor practice; and (b) no unfair labor practice complaint against the Seller is pending before any Governmental or Regulatory Authority. There is no legal action, suit, proceeding or claim

pending or, to the best knowledge, information and belief of the Seller, threatened between the Seller and any of its or their employees, former employees, freelancers, agents, former agents, job applicants or any association or of any of its or their employees, except as set forth on **Schedule 3.9.**

Section 3.16. **Interests in Customers, and Competitors, etc**. Neither the Seller nor any Person controlled by the Seller nor to the best knowledge, information and belief of the Seller (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of the Seller, any parent, brother, sister, child or spouse of any such officer, director or employee or of the Seller (collectively, the "**Related Group**"), or any entity controlled by anyone in the Related Group:

(i) owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, for investment purposes, of less than 2% of the issued and outstanding shares of any class of securities of a publicly held and traded company) or received or has any right to receive payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, of the Seller;

(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property) and excluding real property that is or has been leased for office or storage space to the Seller, that the Seller uses in the conduct of the Business other than immaterial personal items owned and used by employees at their work stations; or has any cause of action or other claim whatsoever against, or owes any amount to, the Seller, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

Section 3.17. Intentionally Deleted

Section 3.18. **Copies of Documents**. The Seller has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule.

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents, warrants and agrees to and with the Seller as follows:

Section 4.1 **Existence and Good Standing**. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2. **Execution and Validity of Agreements**. The Purchaser has the full power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly

authorized by all required corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Seller, constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms.

Section 4.3. Non-Contravention; Approvals and Consents.

(i) Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Organization (or other comparable charter documents) of the Purchaser, or (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Purchaser or any of its assets or properties, or (c) if the consents and notice set forth in **Schedule 4.3.2** are obtained, given or waived conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth on **Schedule 4.3.2**) require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Instruments to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.

(ii) Approvals and Consents. Except as disclosed on **Schedule 4.3.2**, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 4.4. Brokers. Except as disclosed on **Schedule 4.4** hereto, no broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or its affiliates in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Purchaser or its affiliates in connection therewith based on any agreement, arrangement or understanding with any of them.

Section 4.5. Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished to the Seller pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
ACTIONS AT CLOSING BY THE SELLER

Simultaneously herewith:

Section 5.1. **Bill of Sale and Assignments**. The Seller is delivering to Purchaser appropriate Bills of Sale and Assignments relating to the tangible and intangible assets described in Section 1.1, all in form and substance reasonably satisfactory to Purchaser and its counsel.

Section 5.2. **Certified Resolutions**. The Seller is delivering to the Purchaser a copy of resolutions of the shareholders of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified to and by an officer of the Seller.

Section 5.3 **Proceedings**. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents incident thereto were reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VI
ACTIONS AT CLOSING BY THE PURCHASER

Simultaneously herewith:

Section 6.1. **Required Approvals, Notices and Consents**. The Purchaser shall have obtained or given, at no expense to the Seller, and there shall not have been withdrawn or modified any notices, consents, approvals or other actions listed on **Schedule 4.3.2** hereof. Each such consent or approval shall be in form reasonably satisfactory to counsel for the Seller.

Section 6.2. **Certified Resolutions**. The Purchaser is delivering to the Seller a copy of the resolutions of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified to by an officer of the Purchaser.

Section 6.3. **Proceedings**. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto were reasonably satisfactory in form and substance to the Seller and its counsel and the Seller received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

ARTICLE VII
OTHER AGREEMENTS

Section 7.1. **Taxes**. The Seller shall be fully responsible for and shall pay any and all Taxes relating to the Business and employees of the Seller including taxes arising from all periods prior to Closing Date as well as capital gains arising from the transfer and sale of the Assets to the Purchaser hereunder and the transactions contemplated by this Agreement.

Section 7.2. Agreements Regarding Employees After Closing. The Purchaser shall offer employment to those certain employees of the Seller effective as of the Closing Date. Such personnel who accept such employment (the "**Affected Employees**") will be employed by the Purchaser pursuant to terms agreed to by the Purchaser and any such Affected Employees, but nothing herein contained shall be deemed to create an employment contract between the Purchaser and/or any of its affiliates and any such Affected Employee. Unless a separate agreement of employment is executed between the Affected Employee and the Purchaser, the employment by the Purchaser of each Affected Employee shall be deemed "at Will" and such employment may be terminated by the Purchaser at any time. Employees of the Seller that become employees of the Purchaser shall be subject to all rules, regulations, requirements and policies applicable to all new hires of the Purchaser (provided, however, that all such persons who become employees of the Purchaser will be entitled to apply, subject to applicable Law, their period of prior employment with the Seller to any applicable waiting period for eligibility to participate in the Purchaser's profit sharing or 401(k) plan and in the Purchaser's group medical and dental plans if any).

Section 7.3. Employment Agreements. As of the Closing, Purchaser shall have entered into mutually agreeable employment agreements with Barbara Thorpe, Michael Boga, Srikant Talasila, and Jennie Grover on terms to be determined by the parties, and such afore referenced employees shall have resigned from the seller and have waived any claims and interest in any employment related matters inclusive of compensation both pre and post departure with the Seller.

Section 7.4. Certain Employee Payments. Because the liability of Seller to certain employees may not be satisfied at the time of Closing, the Purchaser agrees to assume and pay the obligations to certain employees for employment bonuses and unused paid time off (PTO) who shall resign from the employment of Seller at the time of Closing with a full release to the Seller of any post-Closing obligations and have demonstrated that they have accepted employment positions with the Purchaser. Purchaser shall be entitled to take a credit at the time of closing against the Seller Shareholder Opportunity Payment for payment of these obligations. In the event that the Seller Shareholder Opportunity Payment is inadequate to offset such credit, there will be no liability to the Seller for any deficit. Specifically, it is anticipated that employment bonuses due, if any and as determined by the Seller,for Barbara Thorpe, Michael Boga, and Srikant Talasila, and unused PTO, as confirmed by audit, due to Barbara Thorpe, Michael Boga, Jennie Grover, and Skrilant Talasila will be covered by this section.

ARTICLE VIII
SURVIVAL; INDEMNITY

Section 8.1. Survival. Notwithstanding any right of any party hereto fully to investigate the affairs of any other Party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each Party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement and the Schedules, if any, furnished by any other Party pursuant to this Agreement, or in any certificate delivered at the Closing by any other Party. Subject to the limitations set forth in Sections 8.5.1 and 8.5.2, the respective representations,

warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement shall survive the Closing.

Section 8.2. **Obligation of the Seller to Indemnify**. Subject to the limitations contained in Section 8.5.1, the Seller hereby agrees to indemnify the Purchaser and its affiliates (individually a "**Purchaser Indemnified Party**" and collectively, the "**Purchaser Indemnified Parties**") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, payments of all liabilities (including liabilities for Taxes, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "**Losses**"), that may be imposed on or incurred by the Purchaser Indemnified Parties as a consequence of or in connection with (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III hereof, (b) any breach or failure by the Seller to comply with perform or discharge any obligation, agreement or covenant by the Seller contained in this Agreement.

Section 8.3. **Obligation of the Purchaser to Indemnify**. Subject to the limitations set forth in Section 8.6.2 hereof, the Purchaser hereby agrees to indemnify the Seller and its affiliates (collectively, the "**Seller Indemnified Parties**"; the Purchaser Indemnified Parties and the Seller Indemnified Parties, collectively, the "**Indemnified Parties**") against, and to protect, save and keep harmless the Seller Indemnified Parties from and to assume liability for any and all Losses that may be imposed on or incurred by the Seller Indemnified Parties as a consequence of or in connection with (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article IV hereof (b) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement or (c) the assertion by any third party of any claim or cause of action relating to any Assumed Liability.

Section 8.4. **Indemnification Procedures.**

(i) Notice of Asserted Liability. The Indemnified Party shall promptly give notice (the "**Claims Notice**") to the party or parties required to pay any amount in respect of Losses under Section 8.2 or 8.3 (collectively, the "**Indemnifying Party**"), of any demand, claim or circumstances which in good faith it believes gives rise, or with the lapse of time would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in any Losses (an "**Asserted Liability**") without regard to the limitations on indemnification set forth in Section 8.5 below. The Claims Notice shall describe the Asserted Liability in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by an Indemnified Party.

(ii) Defense of Asserted Liability. The Indemnifying Party may elect to compromise, settle or defend, at its own expense and by its own counsel (such counsel to be reasonably satisfactory to the Indemnified Party), any Asserted Liability. If the Indemnifying Party elects to compromise, settle or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party in writing

of its intent to do so and the Indemnified Party shall cooperate, at the request and expense of the Indemnifying Party, in the settlement or compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise, settle or defend the Asserted Liability, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may pay, compromise, settle or defend such Asserted Liability at the expense of the Indemnifying Party and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such third party claim. Notwithstanding the foregoing, the Indemnifying Party may not settle or compromise any claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides solely for a monetary payment and includes an unconditional release from all liability without future obligation or prohibition on the part of the Indemnified Party, which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the expense of the Indemnified Party. However, in such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement. The Indemnified Party shall have the right to employ its own counsel in any case with respect to an Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action, or (c) such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party in respect of such different or additional defenses. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. The Parties hereto agree to cooperate fully with one another in the defense, compromise or settlement of any Asserted Liability.

Section 8.5. Limitations on Indemnification.

(i) Termination of Indemnification Obligations of the Seller. The obligation of the Seller to indemnify under Section 8.2 hereof shall terminate on March 16, 2018, except (a) as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 hereof on or prior to such date and, (b) with respect to any claim for Losses pertaining to, a misrepresentation or a breach of representation of warranty under Sections 3.10 or 3.18 or any other Section of Article III of this Agreement relating to Taxes. The obligation to indemnify referred to in:

1. the preceding clause (a) shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; and

2. the preceding clause (b) shall terminate sixty (60) days after the expiration of the relevant Federal, state or local statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which any Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

(ii) Termination of Indemnification Obligations of the Purchaser. The obligation of the Purchaser to indemnify under Section 8.3 hereof shall terminate on March 16, 2018, except as to matters as to which any Seller Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 hereof on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied.

Section 8.6. Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE IX
RESTRICTIVE COVENANTS

Section 9.1. Non-Solicitation/Non-Servicing Agreement. The Seller hereby agrees that during the two (2) year period immediately following the Closing Date (such period being referred to as the "**Restricted Period**"), Seller shall not, except on behalf of the Purchaser, directly or indirectly;

1. attempt in any manner to solicit or accept from any customer business of the type performed by the Purchaser or to persuade any customer to cease to do business or to reduce the amount of business which any such customer has customarily done or is reasonably expected to do with the Purchaser; or

2. employ as an employee who is then or at any time during the preceding twelve months was an employee of the Purchaser, or persuade or attempt to persuade any employee of the Purchaser to leave the employ of the Purchaser or to become employed as an employee ; or

3. render to or for any customer any services of the type which are rendered by the Purchaser.

As used in this paragraph 9.1, the term "**Purchaser**" shall include subsidiaries of the Purchaser and the term "customer" shall mean (1) anyone who is a customer of the Purchaser on the Closing Date; (2) anyone who was a customer of the Purchaser or Seller at any time during the one year period immediately preceding the Closing Date; (3) any prospective customer to whom the Seller had delivered a written proposal to enter into a business arrangement at any time during the one year period immediately preceding the Closing Date; and (4) any prospective customer to whom the Purchaser delivered a written proposal to enter into a business arrangement at any time after the Closing Date.

Section 9.2. **Confidential Information**. For purposes of this Section 9.2, Confidential Information shall mean confidential or proprietary information about the Seller and/or its customers, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Seller and its customers, customer contacts, marketing and/or creative policies and ideas, advertising campaigns, public relations campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Seller and information about or received from customers and other companies with which the Seller does business. The foregoing shall be collectively referred to as "confidential information". The Seller is aware that the confidential information is not readily available to the public and accordingly, the Seller also agrees that it will not at any time, disclose to anyone (other than its counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for its own benefit, or for the benefit of third parties. The Seller agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential". The term "confidential information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Seller learns from a third party who is not under an obligation of confidence to the Seller or a customer of the Purchaser. In the event that the Seller becomes legally required to disclose any confidential information, it will provide the Purchaser with prompt notice thereof so that the Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.2 to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Purchaser waives compliance with the provisions of this Section 9.2 to permit a particular disclosure, the Seller will furnish only that portion of the confidential information which it is legally required to disclose and, at the Purchaser's expense, will cooperate with the efforts of the Purchaser to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information.

Section 9.3. **Breach of Provisions of Sections 9.1 and/or 9.2**. If the Seller commits a breach or is about to commit a breach, of any of the provisions of Sections 9.1 or 9.2, the Purchaser shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy to the Purchaser. In addition, the Purchaser may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

Section 9.4. **Reasonableness of Limitations**. The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Section 9.1 and 9.2 are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Purchaser described above, other legitimate business interests and the goodwill associated with the business of the Purchaser, including without limitation, the Assets relating to the Business acquired pursuant to this Agreement, (ii) that the time, scope, and other provisions of this Article IX have been specifically negotiated by sophisticated commercial parties,

represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement. It is further understood and agreed that the customers of the Purchaser may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area but generally by the location of such customers and potential customers. If any of the covenants contained in Sections 9.1 or 9.2, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the Parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.

Section 9.5 **Tolling**. The temporal duration of the non-solicitation/non-servicing covenants set forth in this Article IX shall not expire, and shall be tolled, during any period in which Seller is in violation of any of the non-solicitation/non-servicing covenants set forth in this Article IX; and all restrictions shall automatically be extended by the period of Seller's violation of any such restrictions.

Section 9.6. **Severability**. Each of the covenants and agreements contained in this Article IX (collectively, the "**Protective Covenants**") is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a Party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other Party being hereby waived). The existence of any claim, demand, action or cause of action of the Seller against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of any Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1. **Expenses**. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

Section 10.2. **Governing Law**. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Nevada without reference to its conflict of laws provisions.

Section 10.3. **"Person" Defined**. "**Person**" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited

liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 10.4. **"Knowledge" Defined**. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the best knowledge, information and belief of the Seller, such term shall be limited to the actual knowledge of the Seller and unless otherwise stated such knowledge that would have been discovered by the Seller after reasonable inquiry.

Section 10.5. **"Affiliate" Defined**. As used in this Agreement, an "**affiliate**" of any Person, shall mean any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 10.6. **"Code" Defined**. As used in this Agreement, code means the Internal Revenue Code of 1986, as amended.

Section 10.7. **Captions**. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.8. **Publicity**. Except as required by applicable securities law or regulations, no party to this Agreement shall, and the Seller shall insure that no representative of the Seller shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Seller.

Section 10.9. **Notices**. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to the Seller, addressed to:

Disability Access Corporation
C/O 1810 E. Sahara Ave,
#100
Las Vegas, Nevada 89104

Attn: Peter Chin, President

Fax: (702) 475-5222

with a copy to:

The Law Offices of Thomas C. Cook, Ltd.

500 N. Rainbow Blvd., Suite 300
Las Vegas, Nevada 89107

Fax: (702) 221-1963

If to the Purchaser, addressed to:

Disability Access Consultants, LLC
720 West Cheyenne
Suite 220
North Las Vegas, Nevada 89030

Attn: Robert A. Straniere

Fax: (702) 649-7417

with a copy to:

Robert A. Straniere
300 E 57th St
Suite 3 F
New York, New York 10022

Fax: (212) 750-5933

Section 10.10. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 10.11. Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 10.12. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

Section 10.13. Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 10.14. Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller.

Section 10.15. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted hereunder and pursuant to Purchaser's Operating Agreement.

Section 10.16. Gender and Person. Wherever the context so requires, the masculine pronoun shall include the feminine and the neuter, the neuter pronoun shall include the feminine and the masculine, and the singular shall include the plural and the plural shall include the singular.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Execution Date effective as of the Closing Date.

DISABILITY ACCESS CONSULTANTS, INC., a Nevada corporation

By:______________________________
Peter Chin, President

DISABILITY ACCESS CONSULTANTS, LLC, a California limited liability company

By:______________________________
Robert A. Straniere, President

By:______________________________

Barbara Thorpe, CEO

SECURITY AGREEMENT

EXHIBIT 1

Collateral:

1. Software developed and enhanced by Disability Access Consultants, Inc. commonly known as DACTrak.
2. Software developed and enhanced by Disability Access Consultants, Inc. commonly known as ACTRAK and ACTRACK.
3. Servers, routers, personal computers, tablet computers and other computing devices as conveyed as a part of the Asset Purchase Agreement between Disability Access Consultants, Inc and Disability Access Consultants, LLC.
4. Personal property not listed above and as conveyed as a part of the Asset Purchase Agreement between Disability Access Consultants, Inc and Disability Access Consultants, LLC.